Company Contact:	Media Contact:
Rodney Young Chief Financial Officer (650) 475-3100 ext 105	Schwartz Communications, Inc. (781) 684-0770 or (415) 512-0770 stemcells@schwartz-pr.com

irpr@stemcellsinc.com

STEMCELLS, INC. MOVES TO NASDAQ NATIONAL MARKET

PALO ALTO, Calif., (September 30, 2005) – StemCells, Inc. (NASDAQ: STEM) today announced that the Nasdaq Stock Market has approved its application to transfer the listing of its common stock to the National Market from the Capital Market. The Company’s stock will continue to trade under its current symbol, STEM.

“Our move to the Nasdaq National Market reflects the continued maturation of StemCells, Inc. as a publicly traded company. We believe our listing on the National Market will better serve investors by providing greater liquidity and visibility for our shares.” said Martin McGlynn, President and CEO of StemCells, Inc.

About StemCells, Inc.

StemCells, Inc. is a development stage biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver and pancreas. The Company’s stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These stem cells are expandable into cell banks for therapeutic use, which demonstrates the feasibility of using normal, non-genetically modified cells as cell-based therapies. StemCells is the only publicly traded company solely focused on stem cell research and development and has more than 40 U.S. and 100 non-U.S. patents, as well as 100 patent applications pending worldwide. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the Company’s future financial and scientific circumstances and its potential clinical and business operations of StemCells, Inc. (“the Company”). The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the Company’s ability to obtain the capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the uncertainty regarding the validity and enforceability of issued patents; the uncertainty whether any products that may be generated in the Company’s stem cell programs will prove clinically effective and not cause tumors or other side effects; the uncertainty whether the Company will achieve revenues from product sales or become profitable; uncertainties regarding the Company’s obligations in regard to its former encapsulated cell therapy facilities in Rhode Island; and other factors that are described in Exhibit 99 to the Company’s Annual Report on Form 10-K titled “Cautionary Factors Relevant to Forward-Looking Statements.”

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